Exhibit 99.1

Aurinia Board of Directors Appoints Dr. Robert T. Foster as New Board Director
And Enters Cooperation Agreement with Shareholder MKT Capital

EDMONTON, Alberta—September 21, 2023—Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (“Aurinia” or the “Company”) today announced that its Board of Directors (“the Board”) has appointed Dr. Robert T. Foster to the Board. MKT Capital Ltd. (together with its affiliates, “MKT Capital”) submitted Dr. Foster as a candidate and worked collaboratively with Aurinia to name him to the Board.

In connection with Dr. Foster’s appointment, MKT Capital has entered into a cooperation agreement with Aurinia. A complete copy of the cooperation agreement will be available on our profiles on EDGAR and SEDAR.

“We are appreciative of MKT’s constructive collaboration efforts. Dr. Foster brings talents which can help strengthen the Board even further. As the doctor who discovered voclosporin, and Aurinia’s founder, he has a wealth of institutional knowledge, deep biotech leadership experience, and has led successful mergers, acquisitions, and commercialization deals. These skills all will be helpful as we conduct our strategic review and continue the successful commercialization of LUPKYNIS,” said Dr. Daniel G. Billen, Aurinia’s Chair of the Board.

“We have been encouraged by our productive discussions with Aurinia’s Board and are pleased to have reached an agreement that will benefit all stakeholders. We are confident that meaningful value creation is on the horizon for Aurinia shareholders now that the Board has initiated a strategic review and made significant governance enhancements, including by replacing its Chair and appointing new directors to the Board. We look forward to supporting Dr. Foster and the rest of the Board as it oversees a comprehensive review of alternatives,” said Antoine Khalife, founder of MKT Capital.

Dr. Robert T. Foster is the CEO of Hepion Pharmaceuticals, based in Edison, NJ and Edmonton, Canada. He is also an Adjunct Professor, Faculty of Pharmacy and Pharmaceutical Sciences, University of Alberta, and is currently a Board member of Transcriptome Sciences Inc. Dr. Foster first began working on cyclophilin drug development in 1988 and has more than 30 years of pharmaceutical and biotech experience. Dr. Foster founded Isotechnika Pharma Inc. in 1993 and was its Chairman and CEO for approximately 21 years. During his tenure at Isotechnika, Dr. Foster discovered voclosporin. In 2002, Dr. Foster structured a USD $215 million licensing deal, Canada’s largest at the time, for voclosporin for kidney transplant immunosuppression with Hoffman-La Roche. He served as founding Chief Executive Officer, and subsequently Chief Scientific Officer, of Aurinia after it was acquired by Isotechnika in 2013. Today, voclosporin is Aurinia’s FDA-approved therapy for lupus nephritis, marketed under the brand name LUPKYNIS®. Dr. Foster holds undergraduate degrees in chemistry and pharmacy and has a post-graduate PharmD and Ph.D. in pharmaceutical sciences. Dr. Foster served as a tenured, Associate Professor in the Faculty of Pharmacy and Pharmaceutical Sciences at the University of Alberta from 1988 to 1997. From 1990 to 1994, Dr. Foster was Medical Staff, Scientific and Research Associate in the Department of Laboratory Medicine at the Walter C. Mackenzie Health Sciences Centre.

Today’s press release follows a recent announcement of the appointment of two new directors to Aurinia’s Board, Dr. Karen Smith and Jeffrey A. Bailey. Additionally, in June of this year, Aurinia announced the initiation of a review of strategic alternatives.

About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to treat targeted patient populations with a high unmet medical need that are impacted by autoimmune, kidney and rare diseases. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy dedicated to the treatment of adult patients with active lupus nephritis. The Company’s head office is in Edmonton, Alberta, its U.S. commercial office is in Rockville, Maryland. The Company focuses its development efforts globally.

About MKT Capital Ltd.
Founded in 2012 by Antoine Khalife, MKT Capital Ltd. is an investment management firm which aims to deliver optimal risk-adjusted returns for its investors. For more information, contact info@mkttacticalfund.com.

Investor Contact:
ir@auriniapharma.com

Media Inquiries:
Andrea Christopher,
Corporate Communications Director, Aurinia
achristopher@auriniapharma.com

MKT Capital Inquiries:
Longacre Square Partners
Charlotte Kiaie / Olivia McCann, 646-386-0091
MKTCapital@longacresquare.com